Sub-Item 77I: Terms of new or amended securities

At its March 24-25, 2015 Meeting of the Board of Trustees, the Board approved the creation of the WHV Diversified Global Equity Fund by Rivington and the WHV Diversified International Equity Fund by Rivington. At its June 23-24, 2015 Meeting of the Board of Trustees, the Board approved the name change of the WHV Diversified Global Equity Fund by Rivington and the WHV Diversified International Equity Fund by Rivington to the "Rivington Diversified Global Equity Fund by WHV" and the "Rivington Diversified International Equity Fund by WHV", respectively (each a "WHV/Rivington Fund" and together the "WHV/Rivington Funds").

Each WHV/Rivington Fund consists of three classes of shares:
Class A Shares, Class C Shares and Class I Shares. A description of the WHV/Rivington Funds' Class A Shares, Class C Shares and Class I Shares is contained in the WHV/Rivington Funds' Prospectus and Statement of Additional Information, each dated June 30, 2015, which were filed with the Commission pursuant to Rule 485(b) of the Securities Act of 1933, as amended (the "1933 Act") on June 30, 2015.

At its May 27, 2015 Special Meeting of the Board of Trustees, the Board approved the creation of an additional class of shares, Class C Shares, of the WHV/EAM International Small Cap Equity Fund and the WHV/EAM Emerging Markets Small Cap Equity Fund (each a "WHV/EAM Fund" and together the "WHV/EAM Funds").
A description of the WHV/EAM Funds' Class C Shares is contained in the WHV/EAM Funds' Prospectus and Statement of Additional Information, each dated July 10, 2015, which were filed with the Commission pursuant to Rule 497(c) of the 1933 Act on July 15, 2015.